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                                                                       EXHIBIT 4


                DESIGNATION OF RIGHTS, PRIVILEGES AND PREFERENCES
                           OF SERIES A PREFERRED STOCK

         Pursuant to the provisions of Nevada Revised Statutes, Section 78.195, of the corporation laws of the State of Nevada, the undersigned corporation, FiberCore, Inc. (the "CORPORATION"), hereby adopts the following Designation of Rights, Privileges, and Preferences of Series A Preferred Stock (the "DESIGNATION"):

         FIRST: The name of the Corporation is FiberCore, Inc.

         SECOND: The following resolution establishing a series of preferred stock designated as the "SERIES A PREFERRED STOCK" consisting of one (1) shares, par value $0.001, was duly adopted by the board of directors of the Corporation on December 18, 2000, in accordance with the articles of incorporation of the Corporation and the corporation laws of the State of Nevada:

         RESOLVED, there is hereby created a series of preferred stock of the Corporation to be designated as the "SERIES A PREFERRED STOCK" consisting of one (1) share, par value $0.001 (referred to herein as the "PREFERRED STOCK"), with the following powers, preferences, rights, qualifications, limitations, and restrictions:

         1. DIVIDENDS. No dividends shall be payable with respect to the Preferred Stock.

         2. LIQUIDATION. No distribution shall be made with respect to the Preferred Stock in the event of any voluntary or involuntary liquidation (whether complete or partial), dissolution, or winding up of the Corporation.

         3. CONVERSION. The Preferred Stock shall not be convertible into shares of common stock of the Corporation.

         4. VOTING RIGHTS. The Preferred Stock shall be entitled to vote as a separate class (i) to elect the Series A Directors (defined in Section
         5.01 below); and (ii) on any resolution proposed for adoption by the stockholders of the Corporation that seeks to amend, alter or repeal the provisions of the Corporation's articles of incorporation or this Designation so as to adversely affect any right, preference, privilege or voting power of the Preferred Stock or the holder thereof. In addition, without the approval of the holder of the Preferred Stock ("Series A Holder"), the Corporation shall not become subject to any restriction on the Preferred Stock other than restrictions arising under the general corporation laws of the State of Nevada or existing under the articles of incorporation of the Corporation as in effect on November 27, 2000. The Preferred Stock shall have no other voting rights.

         5. SERIES A DIRECTORS.

                  5.01. APPOINTMENT. The Series A Holder shall be entitled to appoint one or more members of the Corporation's Board of Directors as provided in this Section 5.01.
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         Members of the Corporation's Board of Directors appointed by the Series
         A Holder are referred to as "Series A Directors."

                  (i) So long as the Preferred Stock remains outstanding, the holder of the Series A Stock ("SERIES A HOLDER") shall be entitled to appoint one Series A Director unless a Tyco Director (defined below) is already a member of the Corporation's Board of Directors, in which event, the Series A Holder may designate one such Tyco Director as a Series A Director.

                  (ii) Upon the occurrence and during the continuation of an Event of Default under the terms of that certain Guarantor Indemnification Agreement dated as of December 20, 2000 (the "INDEMNIFICATION AGREEMENT") by and among the Corporation, Tyco International Group S.A. (the "GUARANTOR"), and the Managing Shareholders identified therein, the Series A Holder shall have the right, but not the obligation, to: (a) cause an increase in the size of the Corporation's Board of Directors sufficient to allow the appointment of directors described in this Section 5.01; and (b) appoint a sufficient number of additional Series A Directors such that, following such appointments, the Series A Directors, together with other members of the Corporation's Board of Directors (if any) employed by Tyco International Ltd. or any of its subsidiaries (each, a "TYCO DIRECTOR"), constitute a majority of the Corporation's whole Board of Directors. If the Series A Holder elects to exercise its rights under this subsection 5.01(ii), it shall do so by delivering written notice (a "DESIGNATION NOTICE") to the Corporation specifying the names of the individuals to be appointed as additional Series A Directors. The appointments of the additional Series A Directors shall become effective immediately upon delivery of the Designation Notice in accordance with the terms of Section 7.03 of these Designations.

                  5.02. CLASSIFICATION. The classification of the Series A Directors shall be determined in accordance with Article II, Section 1 of the Corporation's bylaws, with the Series A Directors to be divided, upon their initial appointment or election, among the classes of Directors as follows:

i) If the number of Series A Directors is one, two, or three, they shall be placed in separate classes from each other;

ii) If the number of Series A Directors is more than three, they shall be divided as evenly as possible among the three classes of directors.

                  5.03 VACANCIES. If the office of any Series A Director becomes vacant by reason of death, resignation, disqualification, removal, expansion of the Board or other causes, a majority of the Series A Directors remaining in office, even if they constitute less than a quorum, may elect a successor for the unexpired term and until his or her successor is elected and qualified. Notwithstanding the foregoing, in the event no Series A Director remains a member of the Board, the Series A Holder will fill vacant offices of
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         Series A Directors by delivering written notice to the Board specifying the names of the individuals to fill such offices.

                  5.04. NOMINATION AND ELECTION. Upon the expiration of the term of any Series A Director, the Series A Holder shall have the exclusive right to nominate and, voting as a separate class, to reelect or elect a successor to such Series A Director.

         RIGHTS, POWERS, AND DUTIES. Except as specified herein, the Series A Directors shall have the same rights, powers and duties as the other members of the Corporation's Board of Directors.

                  5.06. REMOVAL OF SERIES A DIRECTORS. Upon termination of the Indemnification Agreement pursuant to Section 9.3 thereof: (i) the position and terms of office of Series A Directors shall be immediately terminated thereby, and (b) the Series A Holder shall be deemed to have voted such share to remove any Series A Directors from the Corporation's Board of Directors.

         6. CANCELLATION OF PREFERRED STOCK. Upon termination of the Indemnification Agreement pursuant to Section 9.3 thereof and removal of the Series A directors as set forth above, the Preferred Stock shall be canceled and cease to be outstanding.

         7. ADDITIONAL PROVISIONS.

                  7.01. No change in the provisions of the Preferred Stock set forth in this Designation affecting any interest of the holder of the share of Preferred Stock shall be binding or effective unless such change shall have been approved or consented to by the Series A Holder in the manner provided in the corporation laws of the State of Nevada, as the same may be amended from time to time.

                  7.02. The share of Preferred Stock may be transferred to Tyco International Ltd. or any of its direct or indirect subsidiaries, provided that Tyco International Ltd. controls at least 51% of the voting securities of such direct or indirect subsidiary, but otherwise shall not be transferable without the approval of the Corporation's Board of Directors. The share of Preferred Stock shall be transferable only on the books of the Corporation maintained at its principal office, on delivery thereof duly endorsed by the holder or his duly authorized attorney or representative or accompanied by proper evidence of succession, assignment, or authority to transfer. In all cases of transfer by an attorney, the original letter of attorney, duly approved, or an official copy thereof, duly certified, shall be deposited and remain with the Corporation. On any registration or transfer, the Corporation shall deliver a new certificate representing the share of Preferred Stock to the person entitled thereto.

                  7.03. All notices, communications and distributions hereunder shall be given or made to the intended recipient at the address specified in the Indemnification Agreement, or at such other address as the addressee may hereafter specify for the purpose by written notice in accordance with this section. Such Notices and other communications shall be given or made in writing and may be delivered by hand, by overnight courier, by facsimile, or by first-class mail (return receipt requested). All such notices and other
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         communications shall be deemed to have been duly given (a) if delivered by hand, overnight courier or first-class mail (return receipt requested), on the date of the delivery; and (b) if transmitted by facsimile (with receipt confirmed by machine), on the date of transmission if the same is a Business Day or, if not a Business Day, on the first Business Day after the date of transmission.

                  IN WITNESS WHEREOF, the foregoing Designation of Rights, Privileges and Preferences of Series A Preferred Stock has been executed this 19th day of December, 2000.

         ATTEST:                                     FIBERCORE, INC.


         By: /s/ CHARLES DE LUCA                     By: /s/ MOHD ASLAMI
             -------------------                         ---------------

         Name:  Charles De Luca                      Name:  Mohd Aslami
         Title: Secretary                            Title: President


COMMONWEALTH OF MASSACHUSETTS       )
                                    )        ss
COUNTY OF _______________________   )

         This instrument was acknowledged before me on December 19, 2000, by Charles De Luca as Secretary of FiberCore, Inc.

                                                     Cassandra De Luca
                                                     NOTARY PUBLIC

                                    My commission expires: 12/17/04
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Seen for legalization of the signature of Aslami, Mohd Apal residing in USA by me Dr. H.M. Rodriguez-Tackema, acting as locum tenens of the public office of Dr. J.W. Bodeker, a notary in Aruba, on this 19th day of December, 2000.